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                                                                    Exhibit 23.1



The Board of Directors
AgriBioTech, Inc.:


     We consent to incorporation by reference in the registration statements Nos. 333-33367, 333-13953, 333-47637 and 333-61127 on Form S-3, No. 333-61097 on
Form S-4 and Nos. 333-07123, 333-9336 and 333-9330 on Form S-8 of AgriBioTech, Inc. of our report dated September 28, 1998, relating to the consolidated balance sheets of AgriBioTech, Inc. and subsidiaries as of June 30, 1998 and 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998 and related schedule, which report appears in the June 30, 1998 Form 10-K/A Amendment No. 1 of AgriBioTech, Inc.

                                    KPMG LLP


Albuquerque, New Mexico
January 28, 1999